S. W. HATFIELD, CPA
certified public accountants

Member:
American Institute of Certified Public Accountants
    SEC Practice Section
    Information Technology Section
 Texas Society of Certified Public Accountants


                                  May 10, 2001


U. S. Securities and Exchange Commission
450 Fifth Street, N. W.
Washington DC 20549

Gentlemen,

On May 10, 2001, this firm received a copy of Form 8-K - Current Report filed by Ameri-First Financial Group, Inc. (SEC File # 000-28453, CIK # 1100778) (Ameri-First) on February 22, 2001. We have reviewed Item 4 - Changes in Registrant's Certifying Public Accountant of the Form 8-K

We note the following related to the statements contained therein.

The independent certified accounting firm of S. W. Hatfield, CPA was the auditor of record of Itronics Communications Corporation (Itronics) through December 31, 1999. Our audit report issued on the financial statements of Itronics Communications Corporation as of and for the years ended December 31, 1999 and 1998 was unqualified. During March 2000, Itronics was acquired as a wholly-owned subsidiary of Ameri-First and Ameri-First, by means of the acquisition of Itronics, attributed to the SEC reporting requirements thereof.

Pursuant to guidance received by S. W. Hatfield, CPA from the U. S. Securities and Exchange Commission as such advise related to the actual auditor of record in situations where a Registrant (Itronics) was acquired by a then non-reporting entity (Ameri-First), S. W. Hatfield, CPA was officially the auditor of record for Ameri-First by rule as Ameri-First attributed to the reporting requirements and history of Itronics.

On September 29, 2000, due to a lack of communication from Ameri-First management, S. W. Hatfield, CPA resigned as the auditor of record and declined future appointments for engagements related to Ameri-First.

Accordingly, we disagree with the statement contained in the Form 8-K, "For certain business reasons, the Board of Directors of the Registrant has chosen not to engage S. W. Hatfield to audit the Registrant's financial statements as of and for the year ended December 31, 2000." The firm of S. W. Hatfield, CPA officially resigned as auditor on September 29, 2000 and was never in a position to be appointed auditor for the Ameri-First financial statements as of and for the year ended December 31, 2000 as stated in the Form 8-K filing.

We have no further disagreements with the statements made within Item 4 of the referenced Form 8-K.

Yours truly,
S. W. Hatfield, CPA

/s/ Scott W. Hatfield

Scott W. Hatfield, CPA
for the Firm